EXHIBIT 10.b

EXECUTION COPY

SECOND AMENDED AND RESTATED
RECEIVABLES CONTRIBUTION
AND SALE AGREEMENT

Dated as of December 5, 2003

among

CROWN CORK & SEAL COMPANY (USA), INC.,

RISDON-AMS (USA), INC.,

ZELLER PLASTIK, INC.,

CROWN CANADIAN HOLDINGS ULC

CROWN METAL PACKAGING CANADA LP

as the Sellers,

and

CROWN CORK & SEAL RECEIVABLES (DE) CORPORATION

as the Buyer

and

CROWN CORK & SEAL COMPANY (USA), INC.

as the initial Buyer’s Servicer

TABLE OF CONTENTS

Section	Page

ARTICLE I    DEFINITIONS

ARTICLE II   SALE OF SELLER RECEIVABLES

ARTICLE III   REPRESENTATIONS AND WARRANTIES

SECTION 3.01.	Representations and Warranties of Each Seller	12

ARTICLE IV   GENERAL COVENANTS OF EACH SELLER

SECTION 4.01.	Affirmative Covenants of Each Seller	18
SECTION 4.02.	Negative Covenants of such Seller	22

ARTICLE V   ADMINISTRATION AND COLLECTION

ARTICLE VI   INDEMNIFICATION

SECTION 6.01.	Indemnities by the Seller	27

i

ARTICLE VII   MISCELLANEOUS

ii

EXHIBITS

EXHIBIT A	Form of Receivables Activity Report

EXHIBIT B	Form of Reconveyance Agreement

EXHIBIT C	Form of Subordinated Note

SCHEDULES

SCHEDULE I	Lock-Box Banks and Lock-Box Accounts

SCHEDULE II	Description of Credit and Collection Policy

SCHEDULE III	Forms of Invoices

SCHEDULE IV	Jurisdiction of Organization, Location of Principal Place of Business, Chief Executive Office and Office Where Records are Kept and Organization Identification Number for Each Seller

SCHEDULE V	Changes in Financial Conditions or Operations

SCHEDULE VI	Tradenames or other names for Sellers

SCHEDULE VII	Accounts Receivable Security Arrangements

SCHEDULE VIII	Permitted Crown (Canada) Servicing Activities

iii

SECOND AMENDED AND RESTATED
RECEIVABLES CONTRIBUTION AND SALE AGREEMENT

          SECOND AMENDED AND RESTATED RECEIVABLES CONTRIBUTION AND SALE AGREEMENT dated as of December 5, 2003 among CROWN CORK & SEAL COMPANY (USA), INC. a Delaware corporation (“Crown (USA)”), RISDON-AMS (USA), INC., a Delaware corporation (“Risdon”), ZELLER PLASTIK, INC., a Delaware corporation (“Zeller”), CROWN METAL PACKAGING CANADA LP, a limited partnership organized and existing under the laws of the Province of Ontario, Canada (“Crown (Canada)”) and, solely with respect to Receivable Assets (as defined below) sold, assigned and transferred prior to the Canadian Restructuring Effective Date (as defined below), CROWN CANADIAN HOLDINGS ULC, an unlimited liability company organized and existing under the laws of the Province of Nova Scotia, Canada, as successor in interest to CROWN CORK & SEAL CANADA INC. (the “Former Canadian Seller”, and together with Crown (USA), Risdon, Zeller and Crown (Canada), the “Sellers”, and each a “Seller”), CROWN CORK & SEAL RECEIVABLES (DE) CORPORATION, a Delaware corporation (the “Buyer”), and Crown (USA), as the initial Buyer’s Servicer.

          PRELIMINARY STATEMENTS:

           (1)      The parties hereto have entered into a Receivables Contribution and Sale Agreement dated as of January 26, 2001, as amended and restated as of May 7, 2001 and as further amended, supplemented or otherwise modified from time to time through the date hereof (such Receivables Contribution and Sale Agreement, as so amended and restated, amended, supplemented or modified, being the “Existing Receivables Contribution and Sale Agreement”).

           (2)      The parties hereto have agreed to amend and restate the Existing Receivables Contribution and Sale Agreement in its entirety to give effect to the terms and conditions set forth in this Second Amended and Restated Receivables Contribution and Sale Agreement (the Existing Receivables Contribution and Sale Agreement, as so amended and restated, and this Second Amended and Restated Receivables Contribution and Sale Agreement, as further amended, restated, supplemented or otherwise modified from time to time, collectively, this “Agreement”).

           (3)      Each Seller (other than the Former Canadian Seller) in the ordinary course of business generates, and will generate from time to time, Receivables (as defined in the Receivables Purchase Agreement, as defined below) from time to time owing to it.

           (4)      Each Seller has sold under the Existing Receivables Contribution and Sale Agreement and each Seller (other than the Former Canadian Seller) wishes to sell to the Buyer from time to time hereunder all present and future Receivables, other than Excluded Receivables, in respect of each of which, on the date of the sale of such Receivable to the Buyer hereunder, the Obligor is a Designated Obligor (as defined in the Receivables Purchase Agreement, as defined below) (such Receivable being a “Seller Receivable”), together with the Related Security and Collections (as hereinafter defined) with respect thereto.

           (5)      The Buyer wishes concurrently to sell interests, to the extent of the Receivable Interests (as defined in the Receivables Purchase Agreement referred to below) sold from time to time by it to the Purchasers (as defined in the Receivables Purchase Agreement referred to below), in each of the present and future Seller Receivables, together with the Related Security and Collections with respect thereto, pursuant to the Second Amended and Restated Receivables Purchase Agreement dated as of December 5, 2003 (as the same may from time to time be amended, supplemented or otherwise modified, the “Receivables Purchase Agreement”) among the Buyer, Crown (USA) as Servicer thereunder, the Purchasers, Citibank, N.A. (“Citibank”), as administrative agent (the “Agent”) for the Purchasers and any other owners of Receivable Interests and Citigroup Global Markets Inc, as Sole Lead Arranger and Sole Bookrunner.

           NOW, THEREFORE, in consideration of the premises, the parties hereto agree that, effective as of the date hereof, the Existing Receivables Contribution and Sale Agreement is amended and restated as follows:

ARTICLE I

DEFINITIONS

           SECTION 1.01. Certain Defined Terms.  Terms defined in the Receivables Purchase Agreement and not otherwise defined herein are used in this Agreement as defined in the Receivables Purchase Agreement. In addition, as used in this Agreement and unless otherwise stated herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Agent” has the meaning specified in Preliminary Statement (5).

“Agreement” has the meaning specified in Preliminary Statement (2).

“Anti-Terrorism Law” has the meaning specified in Section 3.01(v).

“Buyer” has the meaning specified in the preamble to this Agreement.

“Buyer’s Servicer” has the meaning specified in Section 5.01.

“Buyer’s Servicer Fee” has the meaning specified in Section 2.05.

“Canadian” has the meaning specified in Section 5.01.

“Canadian Restructuring” means the transactions evidenced by the Canadian Restructuring Transfer Agreement and the Canadian Restructuring Assignment and Assumption Agreement.

“Canadian Restructuring Assignment and Assumption Agreement” means the Assignment and Assumption Agreement dated as of November 1, 2003, by and between the Former Canadian Seller and Crown (Canada) in favor of the Buyer, the Agent and the Purchasers.

“Canadian Restructuring Effective Date” means November 1, 2003.

“Canadian Restructuring Transfer Agreement” means the Asset Transfer Agreement dated as of November 1, 2003, by and among the Former Canadian Seller, Crown (Canada) and Crown Metal Packaging Canada Inc., pursuant to which the Former Canadian Seller transferred to Crown (Canada) substantially all of the property and assets of the Former Canadian Seller used in the business of manufacturing and distributing metal container and closure products, and Crown (Canada)’s assumption of all obligations of the Former Canadian Seller, in its capacity as a Seller, under the Existing Receivables Contribution and Sale Agreement and the other Transaction Documents (as defined therein).

“Citibank” has the meaning specified in Preliminary Statement (5).

“Collections” means, with respect to any Seller Receivable, all cash collections and other cash proceeds of such Seller Receivable, including, without limitation, (i) all cash proceeds of the Related Security with respect to such Seller Receivable and (ii) any Collections of such Seller Receivable deemed to have been received, and actually paid, pursuant to Section 2.03.

“Communications” has the meaning specified in Section 7.02(b)(i).

“Confidential Information” has the meaning specified in Section 7.06.

“Contract” means an agreement between any Seller and an Obligor, in any written form acceptable to such Seller, or in the case of any open account agreement as evidenced by one of the forms of invoices set forth in Schedule III hereto or otherwise approved by the Agent from time to time (which approval shall not be unreasonably withheld), pursuant to or under which such Obligor shall be obligated to pay for goods or services from time to time.

“Credit and Collection Policy” means those credit and collection policies and practices in effect on the date hereof relating to Contracts and Receivables and described in Schedule II hereto, as modified from time to time in compliance with Section 4.02(c).

“Crown (Canada)” has the meaning specified in the preamble to this Agreement.

“Crown (USA)” has the meaning specified in the preamble to this Agreement.

“Embargoed Person” and “Embargoed Persons” have the meaning specified in Section 4.02(l).

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the Code or section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any Seller or ERISA Affiliate of any liability under Title IV of ERISA with respect to any Pension Plan; (e) the receipt by any Seller or ERISA Affiliate from the PBGC or a plan trustee to administer any Pension Plan, or to take any other action with respect to a Pension Plan that could result in material liability to a Seller or a Subsidiary, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the incurrence by any Seller or ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (g) the receipt by a Seller or a ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the making of any amendment to any Pension Plan which could result in the imposition of a lien or the posting of a bond or other security; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to a Seller or any of its Subsidiaries.

“Executive Order” has the meaning specified in Section 3.01(v).

“Executive Orders” has the meaning specified in Section 4.02(l).

“Existing Receivables Contribution and Sale Agreement” has the meaning specified in Preliminary Statement (1).

“Former Canadian Seller” has the meaning specified in the preamble to this Agreement.

“Indemnified Amounts” has the meaning specified in Section 6.01.

“Indemnified Party” means any or all of the Buyer, the Purchasers and the other Owners under the Receivables Purchase Agreement, the Agent and their respective Affiliates and successors and assigns.

“Initial Purchase Price” has the meaning specified in Section 2.02(a).

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, contingent liabilities, properties or prospects of any Seller, the Buyer or the Parent, (b) the rights and remedies of the Buyer, the Agent or any other Indemnified Party or (c) the ability of any Seller or the Parent to perform its obligations under this Agreement or any other Transaction Document or the Contracts.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Other List” has the meaning specified in Section 4.02(l).

“Other Taxes” has the meaning specified in Section 7.04(b).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” means a “pension plan,” as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan) and to which any Seller or any ERISA Affiliate may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Purchase Price” has the meaning specified in Section 2.02(b).

“Receivable Assets” has the meaning specified in Section 2.01(a).

“Receivables Activity Report” means a report prepared by the Buyer’s Servicer, in substantially the form attached hereto as Exhibit A, pursuant to Section 2.03(c).

“Receivables Purchase Agreement” has the meaning specified in Preliminary Statement (5).

“Reconveyance Agreement” means the Reconveyance Agreement dated as of the date hereof, in substantially the form attached hereto as Exhibit B, between the Buyer and the Sellers, pursuant to which the Buyer reconveys to such Sellers all Excluded Receivables outstanding as of the date hereof.

“Related Security” means with respect to any Receivable:

(i) all of the applicable Seller’s interest in the goods (including returned goods), if any, relating to the sale which gave rise to such Receivable;

(ii) all other Liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;

(iii) all letter of credit rights, guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivables whether pursuant to the Contract related to such Receivable or otherwise; and

(iv) all Records relating to such Receivable.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Risdon” has the meaning specified in the preamble to this Agreement.

“SDN List” has the meaning specified in Section 4.02(l).

“Seller” has the meaning specified in the preamble to this Agreement.

“Seller Receivable” has the meaning specified in Preliminary Statement (4).

“Sellers” has the meaning specified in the preamble to this Agreement.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Note” means a subordinated promissory note, in substantially the form of Exhibit C hereto, executed by the Buyer to the order of any Seller.

“Subsidiary” means, with respect to any Person, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person, (ii) any partnership or which more than 50% of the outstanding partnership interests having the power to act as a general partner of such partnership (irrespective of whether at any time any partnership interests other than general partnership interests of such partnership shall or might have voting power upon the occurrence of any contingency) are at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; or (iii) any other legal entity the accounts of which would or should be consolidated with those of such Person on a consolidated balance sheet of such Person prepared in accordance with GAAP.

“Termination Date” means the Termination Date under and as defined in the Receivables Purchase Agreement.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Zeller” has the meaning specified in the preamble to this Agreement.

           SECTION 1.02. Other Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 in the UCC in the State of New York and not specifically defined herein are used herein as defined in such Article 9.

           SECTION 1.03. Computation of Time Periods.  Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means“ to but excluding”.

           SECTION 1.04. Other.  In this Agreement, unless otherwise specified:

(a) references to the neuter or to any gender include both genders and the neuter, references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(b) references to parties, Clauses, sub-Clauses, paragraphs, sub-paragraphs and Schedules and Exhibits are to Clauses, sub-Clauses and paragraphs and sub-paragraphs of, and the parties and Schedules to, this Agreement, and references to this Agreement include a reference to each of its Schedules and Exhibits;

(c) a reference to an agreement or other document is a reference to that agreement or document as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms;

(d) the words “include” and “including” are to be construed without limitation and without prejudice to the generality of any preceding words;

(e) a reference to a “day” means a period of 24 hours running from midnight to midnight; a reference to a time of day is to New York time;

(f) headings are for convenience only and shall not affect the interpretation of this Agreement;

(g) a reference to any statutory provision is to that provision as amended or re-enacted and includes any amendments made to that provision that are in force at that date, any statutory provision of which it is a re-enactment or consolidation and any order, instrument or regulation made or issued under it; and

(h) a reference to a Person shall include references to his successors, transferees and assigns and any Person deriving title under or through him, whether in security or otherwise, and any Person into which such Person may be merged or consolidated, or any company resulting from any merger or consolidation or any Person succeeding to substantially all of the business of that person.

ARTICLE II

SALE OF SELLER RECEIVABLES

           SECTION 2.01. Sale of Seller Receivables.  (a) (i) Each Seller hereby ratifies and confirms each sale, transfer and assignment of the right, title and interest in, to and under all such Seller’s Seller Receivables, all Releated Security and Collections with respect thereto and all proceeds of the foregoing pursuant to the Existing Receivables Contribution and Sale Agreement and (ii) each Seller (other than the Former Canadian Seller) sells, transfers and assigns, without recourse (except as expressly provided herein), to the Buyer, on the terms and subject to the conditions specifically set forth herein, all such Seller’s right, title and interest in, to and under all Seller Receivables existing on the date hereof and hereafter created from time to time until the Termination Date or, in the case of a Seller that ceases to be an Originator, the date on which such Seller ceases to be an Originator, all Related Security and Collections with respect thereto and all proceeds of the foregoing, together with all such Seller’s rights, remedies, powers and privileges with respect to such Seller Receivables (collectively, the “Receivable Assets”).

           (b) The parties to this Agreement intend that the transactions contemplated hereby shall be, and shall be treated as, a purchase by the Buyer and a sale by each Seller of Receivable Assets and not as a lending transaction. The foregoing sales, transfers and assignments do not constitute and are not intended to result in a creation or assumption by the Buyer of any obligation or liability with respect to any Seller Receivable or Contract, nor shall the Buyer be obligated to perform or otherwise be responsible for any obligation of any Seller or any other Person in connection with any Receivable Assets or under any agreement or instrument relating thereto.

           (c) In connection with the foregoing sales, transfers and assignments, each Seller agrees to record and file, at its own expense, proper financing statements (and proper continuation or financing change statements with respect to such financing statements when applicable) and, if applicable, equivalent documentation in Quebec with respect to the Receivable Assets now and hereafter from time to time acquired by the Buyer under this Agreement, in such manner and in such jurisdictions as are necessary to perfect the sales, transfers and assignments of the Receivable Assets to the Buyer hereunder, and to deliver copies of such financing statements and other documentation to the Buyer and the Agent on or prior to the initial Purchase under the Receivables Purchase Agreement. Such financing statements shall name such Seller as debtor/seller, the Buyer as secured party/buyer and the Agent as assignee or, if applicable, in Quebec, shall name such Seller as assignor and the Buyer as assignee.

           (d) The sale by Crown (Canada) is on a servicing included basis, and accordingly Crown (Canada) shall perform such servicing activities, as delegatee of the Buyer’s Servicer or the Servicer, as it may be requested to do so from time to time, for no additional consideration, but subject to and in compliance with the last paragraph of Section 5.01 hereof and Section 11.16 of the Receivables Purchase Agreement.

           SECTION 2.02. Terms of Sales.  (a) On the date hereof, the Buyer (i) ratifies and confirms its purchase and acceptance of all Receivable Assets sold, transferred and assigned pursuant to the Existing Receivables Contribution and Sale Agreement (other than Excluded Receivables reconveyed to the Sellers pursuant to the Reconveyance Agreement on the date hereof) and (ii) does accept from each Seller (other than the Former Canadian Seller), and each such Seller does sell, transfer and assign to the Buyer, such Seller’s right, title and interest in, to and under those Receivable Assets that are outstanding on such date. As consideration for such sales, transfers and assignments of Receivable Assets, the Buyer has paid or caused to be paid (in the case of Receivable Assets sold pursuant to the Existing Receivables Contribution and Sale Agreement) and shall pay or cause to be paid (in the case of Receivable Assets sold on the date hereof) to each such Seller on the date hereof an amount (the amount paid for all Receivable Assets on the date hereof being such Seller’s “Initial Purchase Price”) agreed upon prior to such date, between such Seller and the Buyer, to be reasonably equivalent value for such Receivable Assets as of such date. On the date hereof the Buyer shall pay to the respective Sellers as part of the total Initial Purchase Price paid to the respective Sellers the total amount which the Purchasers shall pay to the Buyer in Capital on such date under the Receivables Purchase Agreement. To the extent that such amount is not sufficient to enable the Buyer to pay the Initial Purchase Price due to any Seller or Sellers hereunder, the Buyer shall on such date pay to such Seller or Sellers the Initial Purchase Price due to such Seller or Sellers in a manner set forth in subsection (c) of this Section 2.02.

          (b) On each Business Day after the date hereof until the Termination Date or, in the case of a Seller that ceases to be an Originator, the date on which such Seller ceases to be an Originator, the Buyer shall accept from each Seller, and each Seller shall sell, transfer and assign to the Buyer, such Seller’s right, title and interest in, to and under those Receivable Assets that are created on such Business Day. As consideration for such continuing sale and assignment of Receivable Assets after the date hereof, the Buyer shall pay (or cause to be paid) to such Seller an amount (such Seller’s “Purchase Price”) in the case of each of the Sellers (other than Crown (Canada)), 98% of the aggregate Outstanding Balance of the Receivables being sold by such Seller and, in the case of Crown (Canada), 98.15% of the aggregate Outstanding Balance of the Receivables being sold by Crown (Canada), to be reasonably equivalent value for such Receivable Assets as of the date of such sale and assignment.

          (c) Each Seller’s Purchase Price other than each Seller’s Initial Purchase Price, and the balance, if any, of each Seller’s Initial Purchase Price to be so paid by the Buyer on the date hereof in accordance with the last sentence of subsection (a) of this Section 2.02, shall be paid in any of the following ways:

(i) in cash paid to such Seller in US Dollars or (in the case of Canadian Dollar Receivables only) Canadian Dollars in same day funds on or before the next occurring Settlement Date; or

(ii) upon the agreement of such Seller and the Buyer, by means of indebtedness owed by the Buyer to such Seller evidenced by, and payable with interest pursuant to, the Subordinated Note payable to the order of such Seller; or

(iii) a combination of the above;

provided, however, that the Buyer may not pay any such Purchase Price or such balance of any such Initial Purchase Price, as the case may be, for such Receivable Assets by way of subordinated indebtedness referred to in clause (ii) above to the extent that the ratio of the aggregate indebtedness of the Buyer under the Subordinated Notes and the Subordinated Indebtedness (as such term is defined in the UK Receivables Sale Agreement) to the total equity capital of the Buyer exceeds 9 to 1.

           SECTION 2.03. General Settlement Procedures.  (a) If on any day the Outstanding Balance of a Seller Receivable is either (i) reduced as a result of any defective, rejected or returned goods or services, any discount, or any adjustment by any Seller or (ii) reduced or canceled as a result of a setoff in respect of any claim by the Obligor thereof against such Seller (whether such claim arises out of the same or a related transaction or an unrelated transaction), such Seller shall be deemed to have received on such day a Collection of such Receivable in the amount of such reduction or cancellation (in the case of any such Receivable that is a Canadian Dollar Receivable, in the amount of the Equivalent in US Dollars of such reduction or cancellation) and shall make the payment required to be made by it in connection with such Collection on the day required by, and otherwise pursuant to, Section 4.01(i). If on any day any of the representations or warranties in Sections 3.01(f) and (dd) is no longer true with respect to any Seller Receivable, the Seller to which such Seller Receivable shall have been originally owed shall be deemed to have received on such day a Collection in full of such Seller Receivable (in the case of any such Seller Receivable that is a Canadian Dollar Receivable, a Collection in full of the Equivalent in US Dollars of such Seller Receivable) and shall make the payment required to be made by it in connection with such Collection on the day required by, and otherwise pursuant to, Section 4.01(i). In addition, Crown (Canada) shall be deemed to have received as a Collection on the day of conversion of any Collections denominated in Canadian Dollars into US Dollars an amount equal to the amount (if any) by which the Equivalent in US Dollars of such Collections exceeds the amount of US Dollars realized on such conversion and shall make the payment required to be made by it in connection with such Collection on the day required by, and otherwise pursuant to, Section 4.01(i. Except as stated in the preceding sentences of this Section 2.03 or as otherwise required by law or the underlying Contract, all Collections received from an Obligor of any Receivable shall be applied to Receivables then outstanding of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, except if payment is designated by such Obligor for application to specific Receivables.

           (b) On or prior to the day the Servicer is required to make a deposit with respect to a Settlement Period pursuant to Section 2.05 or 2.06 of the Receivables Purchase Agreement, the Buyer’s Servicer shall advise the Buyer and the Agent of each Liquidation Day and each Provisional Liquidation Day occurring during such Settlement Period and the allocation of the amount of such deposit to each outstanding Receivable Interest.

           (c) At least two Business Days before each Settlement Date, the Buyer’s Servicer shall prepare and forward to the Buyer and the Agent a Receivables Activity Report of the Buyer’s Servicer, as of the close of business of the Buyer’s Servicer on the last day of the immediately preceding Settlement Period, relating to the Receivable Assets during such Settlement Period and setting forth the calculation of the actual Purchase Price for each Receivable Asset sold, transferred and assigned during such Settlement Period, and the reconciliation of how the Purchase Price has been paid reflecting the cash advanced from the Buyer to each Seller during such Settlement Period, the adjustments to and current balance, if any, due from the Buyer to each Seller under its Subordinated Note, and the amount of additional cash, if any, to be paid by the Buyer to each Seller on such Settlement Date.

           SECTION 2.04. Payments and Computations, Etc.  (a) All amounts to be paid or deposited by each Seller or the Buyer’s Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (New York City time) on the day when due in US Dollars in same day funds to the Buyer as directed by the Buyer to such Seller or the Buyer’s Servicer in writing. Each Seller shall, to the extent permitted by law, pay to the Buyer interest on all amounts not paid or deposited when due hereunder at 3.00% per annum above the Base Rate, payable on demand; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law.

           (b) All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

           (c) For the purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360 or 365, as the case may be, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

           (d) Each Seller hereby irrevocably and unconditionally waives and relinquishes to the fullest extent it may legally do so (i) any express or implied vendor’s lien, and any other Lien, which would otherwise be imposed on or affect any Seller Receivable or any Receivable Asset on account of any unpaid amount of such Seller’s Initial Purchase Price or any Purchase Price therefor or on account of any other unpaid amounts otherwise payable by the Buyer under or in connection with this Agreement or the Subordinated Note payable to the order of such Seller or otherwise and (ii) with respect to the obligations of such Seller to make payments or deposits under this Agreement (including, without limitation, payments under Sections 2.03 and 6.01), any setoff, counterclaim, recoupment, defense and other right or claim which such Seller may have against the Buyer as a result of or arising out of the failure of the Buyer to pay any amount on account of such Seller’s Initial Purchase Price or any Purchase Price under Sections 2.01 and 2.02 or any other amount payable by the Buyer to such Seller under this Agreement or the Subordinated Note payable to the order of such Seller or otherwise.

           SECTION 2.05. Buyer’s Servicer Fee.  The Buyer shall pay to the Buyer’s Servicer a collection fee (the “Buyer’s Servicer Fee”) from the date of the Existing Receivables Contribution and Sale Agreement until the Termination Date, payable on each Settlement Date, in an amount equal to the amount payable to the Servicer under the Receivables Purchase Agreement or such other amount calculated on an arm’s-length basis for services performed as a subcontractor on terms common to collection agency arrangements in comparable asset sale transactions; provided, however, that the Buyer shall be given a credit against the Buyer’s Servicer Fee payable under this Agreement equal to the full amount of the Servicer Fee paid under the Receivables Purchase Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

           SECTION 3.01. Representations and Warranties of Each Seller.  Each Seller represents and warrants as follows:

(a) Such Seller (i) is a corporation, partnership or other form of legal entity, validly organized and existing and, to the extent applicable, in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, indicated at the beginning of this Agreement; (ii) is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, except to the extent that any failure to be so qualified or in good standing could reasonably be expected to result in a Material Adverse Effect; (iii) has the requisite organizational power and authority and the legal right to own, sell, assign, transfer or encumber and operate its properties, to lease the property it operates under lease, and to conduct its business, in each case, as now, heretofore and proposed to be conducted; and (iv) subject to specific representations set forth herein regarding ERISA, tax laws and other laws, is in compliance in all material respects with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance by such Seller of the Transaction Documents to which it is a party and the other documents to be delivered by it thereunder, and the transactions contemplated hereby and thereby, including such Seller’s use of the proceeds of the sales, transfers and assignments of Receivable Assets hereunder, are within such Seller’s corporate or partnership powers, have been duly authorized by all necessary or proper corporate, shareholder or partnership action, do not (i) contravene such Seller’s charter, articles, partnership agreement or by-laws, (ii) violate any applicable law, rule, regulation, order, writ, judgment, injunction, decree, determination or award, or (iii) breach or result in a default under, or result in the acceleration of (or entitle any party to accelerate) the maturity of any obligation of such Seller under, or result in or require the creation of any Lien upon or security interest in any property of such Seller pursuant to the terms of, any Contract or any other agreement or instrument (other than any Transaction Document) binding on or affecting such Seller or any of its properties.

(c) No consent, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance by such Seller of any Transaction Document to which it is a party or any other agreement or document to be delivered thereunder, or for the perfection of or the exercise by any Indemnified Party of its rights and remedies under such Transaction Document or such other agreement or document, except for the filing of the financing statements and other applicable documents referred to in Section 2.01(c).

(d) This Agreement has been, and each other Transaction Document to which such Seller is a party when delivered will have been, duly executed and delivered by such Seller. This Agreement is, and the other Transaction Documents to which such Seller is a party when delivered will be, the legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and to general equitable principles.

(e) There is no pending or, to the best of such Seller’s knowledge, threatened action or proceeding affecting such Seller or any of its properties or assets before any court, governmental agency or arbitrator or other authority, domestic or foreign, which could reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby.

(f) Immediately prior to each sale, transfer, assignment and/or contribution by such Seller of any Receivable Assets hereunder, such Seller is the legal and beneficial owner of such Receivable Assets, free and clear of any Adverse Claim. Upon each sale, transfer, assignment and/or contribution by such Seller of each Receivable Asset hereunder, the Buyer shall have a valid and perfected first priority 100% ownership interest in such Receivable Asset free and clear of any Adverse Claim except as created or permitted by this Agreement and the Receivables Purchase Agreement. No effective financing statement or other instrument similarly in effect covering any Contract or any Receivable Assets is on file in any recording office, except those filed in favor of the Buyer and the Agent relating to this Agreement or in favor of the Agent and relating to the Receivables Purchase Agreement.

(g) No proceeds of any sale, transfer, assignment and/or contribution by such Seller of any Seller Receivable hereunder will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934, as amended.

(h) Each Receivables Activity Report, Seller Report, Weekly Report and Daily Report (if prepared by such Seller or one of its Affiliates, or to the extent that information contained therein is supplied by such Seller or any Affiliate thereof), information, exhibit, financial statement, or other report or document furnished or to be furnished at any time by or on behalf of such Seller to the Buyer or the Agent or any Owner in connection with this Agreement or the Receivables Purchase Agreement is or will be accurate in all material respects as of its date or as of the date so furnished; provided that to the extent that any such Receivables Activity Report, Seller Report, Weekly Report, Daily Report, notice or other written item of information, exhibit, financial statement, document, book, record or report was based upon or constitutes a forecast or projection, such Seller represents only that it (or such Affiliate) acted in good faith and utilized reasonable assumptions and due care in the preparation of such Receivables Activity Report, Seller Report, Weekly Report, Daily Report, notice or other written item of information, exhibit, financial statement, document, book, record or report. Subject to the proviso above, no such report or document contains, or will contain, as of its date of delivery or the date so furnished, any untrue statement of a material fact or omits to state, or will omit to state, as of its date of delivery or the date so furnished, a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(i) The jurisdiction of organization and the principal place of business and chief executive office of such Seller, and the office where such Seller keeps its Records concerning the Receivable Assets, are located in the jurisdiction or at the address, as applicable, specified for such Seller in Schedule IV hereto (or, by notice to the Buyer and the Agent in accordance with Section 4.01(e), at such other locations in jurisdictions, within the United States or in the case of Crown (Canada) and the Former Canadian Seller, Ontario, Canada, where all actions required by Section 5.04(a) have been taken and completed). In addition, Schedule IV lists the organizational identification number, or in the case of Crown (Canada) and the Former Canadian Seller, the relevant Canadian identification number, of such Seller.

(j) The names and addresses of all the Lock-Box Banks, together with the lock-box numbers related to, and the account numbers of, the Lock-Box Accounts of such Seller at such Lock-Box Banks, are specified in Schedule I hereto (or any other Lock-Box Banks and/or other Lock-Box Accounts have been notified to the Buyer and the Agent in accordance with Section 4.02(d)). Such Seller has directed all Obligors of Seller Receivables transferred or purported to be transferred by it hereunder to remit all payments with respect to such Seller Receivables for deposit in a Lock-Box or Lock-Box Account; provided, however, that the Former Canadian Seller has directed all such Obligors to remit such payments to a Lock-Box Account subject to the Lock-Box Agreement to which Crown (Canada) is a party.

(k) Except as set forth on Schedule VI hereto, such Seller has not changed its name during the four-month period prior to the date it became a party to the Existing Receivables Contribution and Sale Agreement, and has no tradenames, fictitious names, assumed names or “doing business as” names.

(l) The Initial Purchase Price payable to such Seller on the date hereof pursuant to Section 2.02(a) and the Purchase Price payable on each Settlement Date pursuant to Section 2.02(b) for such Seller’s Receivable Assets created after such date, in each case constitutes fair consideration and approximates reasonably equivalent value for such Receivable Assets, and the terms and conditions (including, without limitation, such Initial Purchase Price or Purchase Price, as applicable, therefor) of the sale, transfer and assignment of such Receivable Assets pursuant to Sections 2.01 and 2.02 reasonably approximate an arm’s-length transaction between unaffiliated parties. No such sale, transfer or assignment has been made for or on account of an antecedent debt owed by such Seller to the Buyer and no such sale, transfer or assignment is or may be voidable or subject to avoidance under any section of the U.S. Bankruptcy Code or any other applicable legislation, domestic or foreign.

(m) Such Seller has filed, or caused to be filed or be included in, all tax reports and returns (federal, provincial, territorial, state, local and foreign), if any, required to be filed by it and paid, or caused to be paid, all amounts of taxes, including interest and penalties, required to be paid by it, except for such taxes (i) as are being contested in good faith by proper proceedings and (ii) against which adequate reserves shall have been established in accordance with and to the extent required by GAAP, but only so long as the proceedings referred to in clause (i) above could not subject the Agent or any other Indemnified Party to any civil or criminal penalty or liability or involve any material risk of the loss, sale or forfeiture of any property, rights or interests covered hereunder or under the Receivables Purchase Agreement. Such Seller has not executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any taxes. Neither such Seller nor any of its predecessors are liable for any taxes: (A) under any agreement (including any tax sharing agreements) or (B) to the best of such Seller’s knowledge, as a transferee. As of the date hereof, such Seller has not agreed or been requested to make any adjustment under Code Section 481(a), by reason of a change in accounting method or otherwise, that would have a Material Adverse Effect.

(n) The consolidated unaudited balance sheet of such Seller and its subsidiaries as at December 31, 2002, and the related consolidated unaudited statements of income and retained earnings and of cash flows of such Seller and its subsidiaries for the fiscal year then ended, fairly present the consolidated financial condition of such Seller and its subsidiaries as at such date, and the consolidated results of the operations and cash flows of such Seller and its subsidiaries for the periods ended on such date, all in accordance with generally accepted accounting principles applied on a consistent basis; provided, that, for purposes of this subsection n the foregoing financial statements of the Former Canadian Seller shall be deemed to be the financial statements of the Former Canadian Seller and Crown (Canada). Since December 31, 2002, there has been no material adverse change in such condition or operations, other than to the extent expressly set forth on Schedule V hereto, or in the collectibility of such Seller’s Seller Receivables taken as a whole or in the ability of such Seller (as Seller, the Buyer’s Servicer, the Servicer or otherwise) to perform its obligations under any Transaction Document, other than to the extent expressly set forth on Schedule V hereto.

(o) With respect to each such Seller, no ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to have a Material Adverse Effect or give rise to a Lien. Such Seller and its ERISA Affiliates are in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No condition exists or event or transaction has occurred with respect to any Pension Plan or Welfare Plan which reasonably might result in the incurrence by such Seller or any of such Seller’s ERISA Affiliates of any liability, fine or penalty which could reasonably be expected to have a Material Adverse Effect. Such Seller does not have any contingent liability with respect to post-retirement benefits provided by it or any of its Subsidiaries under a Welfare Plan, other than (i) liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA and (ii) liabilities that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Except as could not reasonably be expected to have a Material Adverse Effect, (A) each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities and (B) no Seller nor any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan.

(p) Such Seller has not sold, assigned, transferred, pledged or hypothecated any interest in any Receivable Assets with respect thereto to any Person other than as contemplated by this Agreement. Without limiting the generality of the foregoing, Schedule VII sets forth all agreements, documents and instruments to which any Seller is a party, purporting to grant a security interest in any accounts receivable of any Seller. None of the Receivable Assets are subject to any such security interest.

(q) Since January 1, 2003, such Seller has complied with the Credit and Collection Policy in all material respects and since the date of this Agreement there has been no change in the Credit and Collection Policy except as permitted hereunder.

(r) Since December 31, 2002, no event has occurred which could result in a Material Adverse Effect, other than to the extent expressly set forth on Schedule V hereto or disclosed in any public filing prior to the date hereof with the Securities and Exchange Commission.

(s) Such Seller has not extended or modified the terms of any Seller Receivable or the Contract under which any such Seller Receivable arose, except (i) in accordance with the Credit and Collection Policy, (ii) in accordance with Section 6.02(b) of the Receivables Purchase Agreement or (iii) for assignments thereof from the Former Canadian Seller to Crown (Canada) in connection with the Canadian Restructuring.

(t) Except under the Lock-Box Agreements, such Seller has not granted any Person dominion or control of any Lock-Box Account, or the right to take dominion or control over any Lock-Box Account at a future time or upon the occurrence of a future event.

(u) Such Seller is Solvent (both before and after giving effect to any transactions by such Seller occurring on the date hereof, including, to the extent occurring on the date hereof, the transactions contemplated by this Agreement and the other Transaction Documents, the payment and accrual of all transaction costs in connection with the foregoing, and the sale of Seller Receivables and the payment of the Initial Purchase Price therefor).

(v) (i) Such Seller and, to its knowledge, its Affiliates, are not in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Law”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(ii) Such Seller and, to its knowledge, its Affiliates and their respective brokers or other agents acting or benefiting in any capacity in connection with transactions contemplated by this Agreement and the other Transaction Documents, are not any of the following:

(A) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(B) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(C) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(D) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

(iii) Such Seller and to its knowledge, its Affiliates and their respective brokers or other agents acting in any capacity in connection with the transactions contemplated by this Agreement and the other Transaction Documents, do not (A) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (ii) above, (B) deal in, or otherwise engage in any transaction relating to, any property or interest in property blocked pursuant to the Executive Order, or (C) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(w) No proceeds of any purchase will be used by such Seller for a purpose that violates any law, rule or regulation applicable to such Seller, including, without limitation, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

(x) No transaction contemplated by this Agreement or any of the other Transaction Documents with respect to such Seller requires compliance with any bulk sales act or similar law (other than the Bulk Sales Act (Newfoundland and Labrador)). The express terms of each Contract in respect of each Receivable originated by Crown (Canada) or the Former Canadian Seller require that the Outstanding Balance thereof be paid to a location outside the Province of Quebec.

(y) Each purchase of Seller Receivables from such Seller under this Agreement constitutes (i) a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act and (ii) a purchase or other acquisition of notes, drafts, acceptances, open accounts receivable or other obligations representing part or all of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act.

(z) The bylaws, partnership agreement, certificate or articles of incorporation or certificate of partnership of such Seller require it to maintain (i) books and records of account and (ii) minutes of the meetings and other proceedings of its stockholders, partners and board of directors.

(aa) None of the Sellers nor any of their respective Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or a of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(bb) No Receivable originated by Crown (Canada) or the Former Canadian Seller was issued for an amount in excess of the fair market value of the products or services provided by Crown (Canada) or the Former Canadian Seller, as applicable, to which the Receivable relates, and no Records with respect to any Receivable originated by Crown (Canada) contain any “personal information” as defined in, or any other information regulated under, (i) An Act respecting The Protection of Personal Information in the Private Sector (Quebec), (ii) the Personal Information Protection and Electronic Documents Act (Canada), or (iii) any other similar statutes of Canada or any province in force from time to time which restrict, control, regulate or otherwise govern the collection, holding, use or communication of information.

ARTICLE IV

GENERAL COVENANTS OF EACH SELLER

           SECTION 4.01. Affirmative Covenants of Each Seller.  Until the later of (i) the Termination Date and (ii) the date on which no Capital of any Receivable Interest shall be outstanding and all other amounts due to the Agent and each Owner under the Receivables Purchase Agreement shall have been paid in full, each Seller shall, unless the Buyer and the Agent shall otherwise consent in writing:

(a) Compliance with Laws, Etc. Comply with all applicable federal, provincial, territorial, state and local laws, rules, regulations and orders with respect to it and all Receivable Assets, except to the extent failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and (ii) all lawful claims which, if unpaid, might by law become a Lien upon any properties of such Seller or cause a failure or forfeiture of title thereto; provided, that such Seller shall not be required to pay or discharge any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings diligently conducted, which proceedings have the effect of preventing the forfeiture or sale of the property or asset that may become subject to such Lien, if it has maintained adequate reserves with respect thereto in accordance with and to the extent required under GAAP.

(c) Maintenance of Insurance. Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Seller operates.

(d) Preservation of Existence, Etc. Preserve and maintain its existence and, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, its rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that such Seller may consummate any merger or consolidation permitted under Section 4.02(i).

(e) Offices, Records and Books of Accounts. (i) Keep its principal place of business and chief executive office and the offices where it keeps its Records concerning the Receivable Assets at the address of such Seller referred to in Section 3.01(i) or, upon at least thirty days’ prior written notice to the Agent, at any other location in a jurisdiction where all action required by Section 5.04(a) shall have been taken and completed, and (ii) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Seller Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Seller Receivables (including, without limitation, records adequate to permit the daily identification of each Seller Receivable, the Outstanding Balance of each Seller Receivable and the dates which payments are due thereon and all Collections of and adjustments to each existing Seller Receivable).

(f) Performance and Compliance with Contracts and Credit and Collection Policy. At its expense, timely and fully (i) perform, or cause to be performed, and comply in all material respects with, or cause to be complied with in all material respects, all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Seller Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to the Seller Receivables and the related Contracts and (ii) enforce such Related Security as reasonably requested by the Agent.

(g) Examination of Records; Audits. (i) From time to time upon two days’ prior notice and during regular business hours as requested by the Buyer or the Agent, permit the Buyer or the Agent, or their respective agents or representatives, (A) to examine and make copies of and abstracts from all Records in the possession or under the control of such Seller or any of its Affiliates or any agent of such Seller or its Affiliates relating to Seller Receivables and the Related Security, including, without limitation, the related Contracts, and (B) to visit the offices and properties of such Seller or any of its Affiliates or any agent of such Seller or its Affiliates for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to Seller Receivables and the Related Security or such Seller’s performance hereunder or under the Contracts with any of the officers or employees of such Seller having knowledge of such matters, and (ii) at the request of the Buyer or the Agent within 90 days after the end of each fiscal year of such Seller commencing with the fiscal year ending on December 31, 2003, and at the request of the Buyer or the Agent at any time and from time to time upon the occurrence and during the continuance of any Event of Termination or Potential Event of Termination, at the expense of such Seller, cause its independent public or chartered accountants to perform, and deliver to the Buyer and the Agent, a written report of an audit conducted by such accountants with respect to the Seller Receivables, Credit and Collection Policy, Lock-Box Account activity and the performance by such Seller (as Seller, the Buyer’s Servicer, the Servicer or otherwise) of its obligations under this Agreement and the Receivables Purchase Agreement on a scope and in a form reasonably requested by either the Buyer or the Agent for such audit.

(h) Keeping of Records and Books of Account. (i) Keep, or cause to be kept, proper books of record and account, which shall be maintained or caused to be maintained by such Seller and shall be separate and apart from those of any Affiliate of such Seller, in which full and correct entries shall be made of all financial transactions and the assets and business of such Seller in accordance with GAAP, (ii) to the extent Records are in written form, segregate such Records in file cabinets or storage containers and appropriately label such file cabinets or storage containers to reflect that the Receivable Assets have been conveyed to the Buyer, and (iii) to the extent such Records constitute computer programs and other non-written Records, appropriately legend such Records to reflect that the Receivable Assets have been conveyed to the Buyer.

(i) Deposits to Lock-Box Accounts. Instruct, or cause to be instructed, all Obligors to make payments in respect of Seller Receivables to a Lock-Box or a Lock-Box Account and, if such Seller shall otherwise receive any Collections (including, without limitation, any Collections deemed to have been received by such Seller pursuant to Section 2.03), segregate and hold in trust such Collections and deposit such Collections directly to any Lock-Box Account within two Business Days following its receipt thereof; provided, however, that the Former Canadian Seller shall direct all such Obligors to remit such payments to a Lock-Box Account subject to the Lock-Box Agreement to which Crown (Canada) is a party.

(j) Canadian Receivables. Permit the terms of any Contract (whether express or otherwise) in respect of any Receivable originated by Crown (Canada) or the Former Canadian Seller to require or permit payment of the Outstanding Balance thereof in the Province of Quebec.

(k) Reporting Requirements. Provide to the Buyer and the Agent the following:

(i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year, unaudited consolidated and consolidating balance sheets of such Seller and its subsidiaries as of the end of such quarter and consolidated and consolidating statements of income and an unaudited consolidated statement of cash flows of such Seller and its subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and unaudited consolidated and consolidating statements of income and an unaudited consolidated statement of cash flows of such Seller and its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the Chief Financial Officer, Vice President of Finance or Treasurer of such Seller as having been prepared in accordance with GAAP;

(ii) as soon as available and in any event within 120 days after the end of each fiscal year, consolidated and consolidating balance sheets of such Seller and its subsidiaries as of the end of such fiscal year and consolidated and consolidating statements of income and a consolidated statement of cash flows of such Seller and its subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, all in reasonable detail and duly certified by the Chief Financial Officer, Vice President of Finance or Treasurer of such Seller as having been prepared in accordance with GAAP;

(iii) as soon as available and in any event within 30 days after the end of each fiscal year, a copy of the financial projections and business plans of such Seller and its subsidiaries for the forthcoming three fiscal years, in form and substance reasonably satisfactory to the Agent;

(iv) promptly after the commencement thereof, notice of all actions and proceedings before any court or governmental agency or arbitrator or other authority affecting the Seller of the type described in Section 3.01(e);

(v) as soon as possible and in any event within two days after an officer of such Seller becomes aware of the occurrence of each Event of Termination or Potential Event of Termination, a statement of the chief financial officer of the Seller setting forth details of such Event of Termination or event and the action that the Seller has taken and proposes to take with respect thereto; and

(vi) such other information as the Buyer or the Agent may, from time to time, reasonably request with respect to the Receivable Assets or the condition or operations, financial or otherwise, of such Seller or any of its Affiliates.

           SECTION 4.02. Negative Covenants of such Seller.  Until the later of (i) the Termination Date and (ii) the date on which no Capital of any Receivable Interest shall be outstanding and all other amounts due to the Agent and each Owner shall have been paid in full, each Seller shall not, without the prior written consent of the Buyer and the Agent:

(a) Sales, Adverse Claims, Etc. Except as otherwise provided herein, sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon or with respect to, any Receivable Asset, or upon or with respect to any related Contract or upon or with respect to any deposit account to which any Collections of any Seller Receivables are sent (including, without limitation, any Lock-Box Account), or assign any right to receive income in respect thereof.

(b) Extension or Amendment of Receivables. Except as otherwise permitted in the Receivables Purchase Agreement, extend, amend, forgive, discharge, compromise, cancel or otherwise modify the terms of any Seller Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(c) Change in Business or Credit and Collection Policy. Make any change in the character of its business or in the Credit and Collection Policy that would, in either case, be reasonably likely to impair the collectibility of the Seller Receivables.

(d) Change in Payment Instructions to Obligors. Add or terminate any bank as a Lock-Box Bank, or any deposit account as a Lock-Box Account, from those listed in Schedule I, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box Account, unless the Agent shall have received at least 20 days’ prior written notice of such addition, termination or change and shall have received, with respect to each new Lock-Box Account, (i) a Lock-Box Agreement executed by the Lock-Box Bank that maintains such Lock-Box Account and such Seller and (ii) a related undated Lock-Box Notice executed by such Seller.

(e) Deposits to Lock-Box Accounts. Deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Seller Receivables.

(f) Change of Name, Etc. Subject to Section 4.02(i), change its name, identity or form of legal structure or jurisdiction of its organization, unless, prior to the effective date of any such change, such Seller delivers to the Agent (i) UCC financing statements, or PPSA financing change statements (or, as applicable, the appropriate application for registration to be filed under Quebec law) in the case of Crown (Canada) and the Former Canadian Seller, executed, to the extent required, by such Seller, necessary to reflect such change and to continue the perfection of the Buyer’s ownership interests in the Receivable Assets sold, transferred and assigned hereunder, and (ii) if the identity or structure of such Seller has changed and such change adversely affects the rights of the Agent under then existing Lock-Box Agreements with such Seller to take control of the Lock-Box Accounts pursuant to Section 6.03(a), new Lock-Box Agreements executed by such Seller and the Lock-Box Banks to the extent necessary to reflect such change and to continue to enable the Agent to exercise such rights, together with related undated Lock-Box Notices executed by such Seller. The Agent acknowledges receipt of notice that (x) Crown (USA) intends to change its name to “Crown Cork & Seal USA, Inc.”; (y) Risdon intends to change its name to “CROWN Risdon USA, Inc.”; and (z) Zeller intends to change its name to “CROWN Zeller USA, Inc.”

(g) Accounting of Purchases. Prepare any financial statements which shall account for the transactions contemplated hereby in any manner other than the sale of the Receivable Assets by such Seller to the Buyer or in any other respect account for or treat the transactions contemplated hereby (including but not limited to accounting purposes, but excluding U.S. tax reporting purposes) in any manner other than as a sale of the Receivable Assets by such Seller to the Buyer.

(h) Voluntary Petitions. Cause the Buyer to file a voluntary petition under the U.S. Bankruptcy Code or any other bankruptcy or insolvency laws so long as the Buyer is not “insolvent” within the meaning of the U.S. Bankruptcy Code, and unless, and only unless, such filing has been authorized in accordance with the Buyer’s certificate or articles of incorporation and bylaws.

(i) Mergers, Etc. Enter into a transaction of consolidation or merger (including a merger resulting in a change in the jurisdiction of organization of such Seller) with any Person unless (i) the Agent has received written notice thereof at least thirty days prior to the consummation of such transaction (ii) before and after giving effect on a pro forma basis to such consolidation or merger, no event shall have occurred and be continuing, or would result from such consolidation or merger, that constitutes an Event of Termination or Potential Event of Termination, (iii) such Person is not the Buyer and either (A) such Seller shall survive such consolidation or merger or (B) such other corporation, limited partnership or entity (which shall be reasonably satisfactory to the Agent and the Buyer) formed by such consolidation or into which such Seller shall be merged shall be a wholly-owned Subsidiary of the Parent and shall assume, in a writing on terms reasonably satisfactory to the Buyer and the Agent, all of such Seller’s rights, obligations and liabilities under the Transaction Documents and all the other instruments or documents delivered or to be delivered thereunder and (iv) all such actions required by Section 5.04(a) shall have been taken prior to or concurrently with such consolidation or merger.

(j) Maintenance of Separate Existence. Take any action, or omit to take any action, if the effect is to cause the Buyer to fail to perform or observe in any material respect the covenants contained in Sections 5.01(h) and (i) of the Receivables Purchase Agreement or to otherwise cause the Buyer not to be considered as legal entity separate and distinct from such Seller.

(k) Anti-Terrorism Law. (i) Conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 3.01(v) above, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and each Seller shall deliver to the Buyer’s Servicer any certification or other evidence requested from time to time by the Agent in its reasonable discretion, confirming such Seller’s compliance with this Section 4.03(k)).

(l) Embargoed Person. At all times throughout the term of this Agreement, (a) none of the funds or assets of such Seller that is sold, contributed or otherwise transferred to the Buyer shall constitute property of, or shall be beneficially owned directly or, to the knowledge of such Seller, indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by the Office of Foreign Assets Control (OFAC), U.S. Department of the Treasury, and/or to the knowledge of any Seller, as of the date thereof, based upon reasonable inquiry by such Seller, on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in such Seller (whether directly or indirectly), is prohibited by law, or the purchases made by the Buyer would be in violation of law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders (collectively, “Executive Orders”), and (b) no Embargoed Person shall have any direct interest, and to the knowledge of such Seller, as of the date hereof, based upon reasonable inquiry by such Seller, indirect interest, of any nature whatsoever in such Seller, with the result that the investment in such Seller (whether directly or indirectly), is prohibited by law or the transactions contemplated by this Agreement are in violation of law.

ARTICLE V

ADMINISTRATION AND COLLECTION

           SECTION 5.01. Designation of Buyer’s Servicer.  The Seller Receivables shall be serviced, administered and collected by the Person (the “Buyer’s Servicer”) designated from time to time to perform the duties of the Servicer under the Receivables Purchase Agreement in accordance with Section 6.01 of the Receivables Purchase Agreement, and shall be serviced, administered and collected by the Buyer’s Servicer in the manner set forth in Section 6.02 of the Receivables Purchase Agreement (including by subcontracting to any Originator pursuant to Section 6.01 of the Receivables Purchase Agreement). Until the Agent designates a new Servicer, if any, in accordance with Section 6.01 of the Receivables Purchase Agreement, Crown (USA) is hereby designated to act as, and Crown (USA) hereby agrees to perform the duties and obligations of, the Buyer’s Servicer hereunder.

           Notwithstanding anything to the contrary contained herein (but except as otherwise provided in this Section 5.01), the Buyer’s Servicer (and each Person to whom the Buyer’s Servicer delegates any of its responsibilities hereunder) shall not (and has no authority to) delegate to any Person who is not located outside Canada (a “Canadian”) the authority to, or permit any such Person to, enter into contracts or other agreements in the name of the Buyer; and the Buyer’s Servicer (or any such delegee) is not permitted to (nor has authority to) establish an office or other fixed place of business of the Buyer in Canada. To the extent any responsibilities of any Canadian to whom the Buyer’s Servicer has delegated responsibilities hereunder involve or require such Person to enter into a contract or other agreement in the name of the Buyer, such servicing responsibility shall be fulfilled solely by, or upon specific approval of, the Buyer’s Servicer, and such Person is authorized to take such action or give such approval, but only from a place of business outside Canada, and such Person may not delegate such responsibility except upon consent of the Agent. Nonetheless, a Canadian may engage in discussions with any Obligor regarding such matters and negotiate the terms of any such arrangement subject to the understanding that final approval of any such arrangement referred to in the preceding two sentences may only be made by, or upon specific approval of, a Person located outside Canada and authorized hereunder in accordance with the foregoing and any such arrangement so negotiated by a Canadian shall not be binding until such final approval is so provided by such other Person. For purposes hereof, but without limitation, a Person shall not be considered to be located outside of Canada if such Person is a resident of Canada for purposes of the Income Tax Act (Canada) or has a permanent establishment in Canada for purposes of the Canada - U.S. Income Tax Convention. The parties hereto confirm that the Buyer’s Servicer has (and is entitled to have) provided specific approval to Crown (Canada), and the Buyer’s Servicer may give similar approval to any other Canadian that the Buyer’s Servicer delegates to in the future, to take the actions described in Schedule VIII hereto, subject to the right of the Buyer’s Servicer to revoke in writing all of part of such specific approvals.

           SECTION 5.02. Rights of the Buyer and the Agent.  (a) Each of the Buyer and the Agent acting together or alone may notify the Obligors of Seller Receivables, at any time after the occurrence and during the continuation of a Potential Event of Termination or an Event of Termination and at the Seller’s expense, of the Buyer’s interest in the Seller Receivables and the ownership of Receivable Interests by the Owners. The Agent is hereby authorized at any time after the occurrence and during the continuation of a Potential Event of Termination or an Event of Termination to date, and to deliver to the Lock-Box Banks, the Lock-Box Notices referred to in the Lock-Box Agreements. Each Seller hereby, when the Agent shall deliver the Lock-Box Notices to the Lock-Box Banks, transfers to the Agent the exclusive ownership, dominion and control of the Lock-Box Accounts to which the Obligors of Pool Receivables shall make payments, and shall take any further action that the Agent may reasonably request to effect such transfer.

(b) At any time following the designation of a Servicer other than Crown (USA) pursuant to Section 6.01 of the Receivables Purchase Agreement:

(i) Each of the Buyer and the Agent acting together or alone may, at the expense of the respective Sellers to which the respective Seller Receivables shall have been originally owed, direct the Obligors of such Seller Receivables, or any of them, to make payment of all amounts due or to become due under Seller Receivables directly to the Agent or its designee.

(ii) Each Seller shall, at the Buyer’s or the Agent’s request and at such Seller’s expense, give notice of the ownership of Seller Receivables by the Buyer and direct the Obligors to make such payments directly to the Agent or its designee.

(iii) Each Seller shall, at the Buyer’s or the Agent’s request and at such Seller’s expense, (A) assemble all of the Records that evidence or relate to the Receivable Assets, and shall make the same available to the Agent at a place reasonably selected by the Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Seller Receivables in a manner reasonably acceptable to the Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

(iv) The Agent may take any and all reasonably commercial steps in the name of any Seller and on behalf of such Seller, the Buyer and the Owners that are necessary or desirable, in the determination of the Agent, to collect amounts due under the Seller Receivables, including, without limitation, endorsing such Seller’s name on checks and other instruments representing Collections of Seller Receivables and enforcing the Seller Receivables and the Related Security and related Contracts, and adjusting, settling or compromising the amount or payment thereof, in the same manner and to the same extent as such Seller might have done.

           SECTION 5.03. Responsibilities of the Seller.  Anything herein to the contrary notwithstanding:

(a) Each Seller shall perform its obligations under the Contracts related to the Seller Receivables to the same extent as if the Receivable Assets had not been sold and the exercise by the Buyer or the Agent of its rights hereunder shall not release the Buyer’s Servicer or such Seller from any of its duties or obligations with respect to any Seller Receivables or under the related Contracts; and

(b) Neither the Buyer nor the Agent nor the Owners nor any other Indemnified Party shall have any obligation or liability with respect to any Seller Receivables or related Contracts, nor shall any of them be obligated to perform any of the obligations of the Seller thereunder.

           SECTION 5.04. Further Actions Evidencing Purchases.  (a) Each Seller agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Buyer or the Agent may reasonably request, to perfect, protect or more fully evidence the sale, transfer and assignment of Receivable Assets by such Seller to the Buyer hereunder and the Receivable Interests purchased by the Owners under the Receivables Purchase Agreement, or to enable any of them or the Agent to exercise and enforce their respective rights and remedies hereunder or under the Receivables Purchase Agreement. Without limiting the foregoing, each Seller will, upon the request of the Buyer or the Agent, (i) execute (to the extent necessary) and file such financing or continuation statements or amendments thereto, and such other instruments and documents, that may be necessary, or that the Buyer or the Agent may reasonably request, to perfect, protect or evidence such sales, transfers and assignments and such Receivable Interests; (ii) mark conspicuously each invoice evidencing each Seller Receivable and the related Contract with a legend, acceptable to the Buyer or the Agent, as applicable, evidencing that such Seller Receivables have been sold, transferred and assigned to the Buyer in accordance with this Agreement; and (iii) mark its master data processing records evidencing such Seller Receivables and related Contracts with such legend.

(b) Each Seller hereby authorizes each of the Buyer and the Agent acting together or alone (upon prior written notice to the Seller) to file one or more financing or continuation statements and amendments thereto relating to all or any of the Receivable Assets without the signature of such Seller where permitted by law. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

(c) If Crown (USA) in its capacity as Buyer’s Servicer fails to perform any of its obligations hereunder, the Buyer or the Agent may, upon prior written notice to Crown (USA), itself perform, or cause performance of, such obligation; and the reasonable costs and expenses of the Agent or the Buyer incurred in connection therewith shall be payable by the applicable Seller under Section 6.01 or 7.04, as applicable.

ARTICLE VI

INDEMNIFICATION

           SECTION 6.01. Indemnities by the Seller.  Without limiting any other rights that any Indemnified Party may have hereunder or under applicable law, and whether or not any of the transactions contemplated hereby are consummated, each Seller hereby agrees to indemnify each Indemnified Party from and against, and hold each thereof harmless from, any and all claims, losses, liabilities, costs and expenses of any kind whatsoever (including, without limitation, reasonable attorneys’fees and expenses) arising out of, or resulting from, in whole or in part, the activities of such Seller in connection herewith or with any other Transaction Document or the use of proceeds of sales, transfers and assignments of Receivable Assets hereunder; excluding, however, amounts to the extent resulting solely and directly from any of (x) the gross negligence or willful misconduct on the part of such Indemnified Party, (y) the lack of creditworthiness of an Obligor or (z) the failure to collect amounts in respect of a Seller Receivable to the extent such failure results from a discharge of the Obligor with respect thereto in a proceeding in respect of such Obligor under applicable bankruptcy laws or otherwise results from the Obligor’s financial inability to pay such amounts (all of the foregoing, other than those matters excluded pursuant to clauses (x), (y) and (z) above, being collectively referred to as “Indemnified Amounts”). Without limiting or being limited by the foregoing and whether or not any of the transactions contemplated hereby are consummated, each Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts which relate to or result from, or which would not have occurred but for, one or more of the following:

i. any Receivable originally owed to such Seller becoming a Seller Receivable which is not at the date of its sale, transfer and assignment hereunder an Eligible Receivable;

ii. any representation or warranty or statement made or deemed made by such Seller (or any of its officers) under or in connection with this Agreement or any other Transaction Document or any Receivables Activity Report, Seller Report, Weekly Report, Daily Report or other document delivered or to be delivered by such Seller in connection herewith or with any other Transaction Document being incorrect in any material respect when made or deemed made or delivered;

iii. the failure by such Seller to comply with any applicable law, rule or regulation with respect to any Seller Receivable originally owed to such Seller or the related Contract or any Related Security with respect thereto; or the failure, as a result of any action or omission of such Seller, of any Seller Receivable or the related Contract or any Related Security with respect thereto to conform to any such applicable law, rule or regulation;

iv. the failure by any action or inaction of such Seller to vest in the Buyer a first priority perfected 100% ownership interest in each Seller Receivable originally owed to such Seller and the Related Security and Collections in respect thereof, free and clear of any Adverse Claim;

v. the failure of such Seller to have filed, or any delay by such Seller in filing, to the extent required under the Transaction Documents, financing statements or other similar instruments or documents under the PPSA or the UCC of any applicable jurisdiction or other applicable laws with respect to any Seller Receivable originally owed to such Seller and the Related Security and Collections in respect thereof, whether at the time of the initial sale, transfer and assignment hereunder or at any subsequent time;

vi. any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of any Obligor with or against such Seller to the payment of any Seller Receivable originally owed to such Seller (including, without limitation, any defense based on the fact or allegation that such Receivable or the related Contract is not a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale by such Seller of the goods or services related to such Receivable or such Seller’s furnishing or failure to furnish such goods or services;

vii. any failure of Crown (USA), as Buyer’s Servicer, Servicer, or otherwise, to perform its duties, obligations or covenants under and in accordance with this Agreement or any other Transaction Documents or to perform its duties or obligations under any Contract

viii. any product liability, personal injury, copyright infringement, theft of services, property damage, or other breach of contract, antitrust, unfair trade practices or tortious claim arising out of or in connection with any action or omission of such Seller and the subject matter of any Contract or out of or in connection with any transaction contemplated by this Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or such Contract;

ix. the commingling by such Seller of Collections of Seller Receivables originally owed to such Seller at any time with other funds;

x. any action or omission by such Seller, whether as Servicer or otherwise, reducing or impairing the rights of the Buyer hereunder or of any Owner of a Receivable Interest under the Receivables Purchase Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto or with respect to any Seller Receivable;

xi. any cancellation or modification of a Seller Receivable originally owed to such Seller and resulting from any act or omission by such Seller, the related Contract or any Related Security, whether by written agreement, verbal agreement, acquiescence or otherwise;

xii. (A) any investigation, litigation or proceeding related to or arising from this Agreement, any other Transaction Document or any other instrument or document furnished pursuant thereto, or any transaction contemplated by this Agreement or any Contract, or the ownership of, or other interest in, any Seller Receivable originally owed to such Seller, the related Contract or Related Security, excluding, however, Indemnified Amounts to the extent resulting from a claim of any Indemnified Party that does not arise out of or result from any action or omission of such Seller or (B) the use by such Seller of proceeds of any sale, transfer and assignment of any Receivable Asset hereunder;

xiii. the existence of any Adverse Claim against or with respect to any Seller Receivable originally owed to such Seller, the related Contract, Related Security or Collections and resulting from any act or omission of such Seller;

xiv. any failure by such Seller to pay when due any Taxes, including without limitation sales, excise or personal property taxes or GST, payable by such Seller in connection with any Seller Receivable originally owed to such Seller or the related Contract or any Related Security with respect thereto;

xv. any claim brought by any Person other than an Indemnified Party arising from any action or omission of by such Seller or any Affiliate of such Seller (other than the Buyer) in servicing, administering or collecting any Seller Receivable originally owed to such Seller; or

xvi. any failure by any Lock-Box Bank holding a Lock-Box Account in the name of such Seller to comply with the terms of the Lock-Box Agreement to which such Lock-Box Bank is a party; or

xvii. to the extent not covered by the foregoing clauses, the occurrence and continuance of any Event of Termination resulting from an act or omission of such Seller.

ARTICLE VII

MISCELLANEOUS

           SECTION 7.01. Amendments, Etc.  No amendment or waiver of any provision of this Agreement or consent to any departure by any Seller or the Buyer therefrom shall be effective unless in a writing and signed by the Agent (with the consent or at the request of the Required Purchasers) and, in the case of any such waiver or consent, the party against which the waiver or consent is to be enforced or, in the case of any such amendment, the Buyer and each Seller, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Buyer, any Owner or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

           SECTION 7.02. Notices; Effectiveness; Electronic Communications.

(a) Generally. Except as otherwise specifically provided herein (including clause (b) below with respect to electronic communications), all notices, consents and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered United States or Canadian mail or sent by telecopier (i) to any party hereto at its address or telecopier number, as the case may be, set forth on the signature pages to this Agreement or (ii) to the Agent at 388 Greenwich Street, 19th Floor, New York, New York 10013, Attention: Miles D. McManus (Telecopier No. (212) 816-2613). All notices sent by hand or overnight courier service, or mailed by certified or registered United States or Canadian mail or telecopier, shall be deemed to have been given when received; provided, however, that if such notice is received by any Person after the normal business hours of such Person, such notice shall be deemed delivered at the opening of business on the next Business Day for such Person.

(b). Electronic Communications.

(i) The Sellers, the Buyer and the Buyer’s Servicer shall provide to the Agent all information, documents and other materials that any such Person is obligated to furnish to the Agent, as applicable, pursuant to this Agreement and the other Transaction Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) is delivered pursuant to Article II, (B) provides notice of any Event of Termination or Potential Event of Termination or (C) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any sale hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Agent to hein.nugent@citigroup.com, or such other electronic mail address as the Agent shall identify to the Sellers, the Buyer and the Buyer’s Servicer. In addition, the Sellers, the Buyer and the Buyer’s Servicer shall continue to provide the Communications to the Agent in the manner specified in this Agreement but only to the extent requested by the Agent. Each Seller, the Buyer and the Buyer’s Servicer further agrees that the Agent may make the Communications available to the Purchasers by posting the Communications on the Platform. Nothing in this Agreement or any other Transaction Document shall prejudice the right of the Agent to give any notice or other communication pursuant hereto or to any other Transaction Document in any other manner specified herein or therein.

(ii) The Agent agrees that the receipt of the Communications by the Agent at its e-mail address set forth in subclause (i) above shall constitute effective delivery of the Communications to the Agent for purposes of each Transaction Document.

(iii) Each party hereto agrees that any electronic communication referred to in this clause (b) shall be deemed delivered upon the posting of a record of such Communication as “sent” in the e-mail system of the sending party or, in the case of any such Communication to the Agent, upon the posting of a record of such Communication as “received” in the e-mail system of the Agent; provided, however, that if such Communication is received by the Agent after the normal business hours of the Agent, such Communication shall be deemed delivered at the opening of business on the next Business Day for the Agent.

(iv) Each party hereto acknowledges and agrees that the distribution of the Communications and other material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. EACH PARTY HERETO FURTHER ACKNOWLEDGES AND AGREES AS FOLLOWS: (A) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”; (B) THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS; AND (C) NO WARRANTY OR CONDITION OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.

(v) This clause (b) shall terminate on the date that no Agent Party is the Agent under the Receivables Purchase Agreement.

(c) Change of Address, Etc. Any party hereto may change its mailing address, telephone number, telecopier number or e-mail address for notices and other communications hereunder and under the other Transaction Documents by notice to the other parties hereto.

           SECTION 7.03. Binding Effect; Assignability.  This Agreement shall become effective when it shall have been executed by each Seller (including Crown (USA) as the Buyer’s Servicer) and the Buyer and acknowledged by the Agent, and thereafter shall be binding upon and inure to the benefit of such Seller, the Buyer, the Agent, and each other Indemnified Party and their respective successors and assigns, except that no Seller shall have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the Buyer and the Agent, and the Buyer shall not have the right to assign its rights or obligations hereunder or any interest herein except pursuant to the Consent and Agreement. This Agreement shall create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Termination Date; provided, however, that rights and remedies with respect to the provisions of Article VI and Sections 2.03, 7.04, 7.05 and 7.06 shall be continuing and shall survive any termination of this Agreement.

           SECTION 7.04. Costs, Expenses and Taxes.  (a) In addition to the rights of indemnification granted under Article VI of this Agreement, each Seller agrees to pay on demand and receipt of a written invoice all costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing of the Seller Receivables) of, and searches and filings in respect of, this Agreement, the other Transaction Documents to which it is a party and the other documents and agreements to be delivered hereunder. Each Seller further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and disbursements) of each Owner, the Agent or any Affiliate thereof, in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other instruments and documents to be delivered in connection herewith.

          (b)      In addition, each Seller agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any other Transaction Document, or any other document or instrument delivered in connection herewith or therewith (but excluding income taxes, such non-excluded taxes being hereinafter referred to as “Other Taxes”). Each Seller shall indemnify each Indemnified Party for and hold it harmless against the full amount of Other Taxes (including, without limitation, any taxes imposed by any jurisdiction on amounts payable under this Section 7.04(b)) imposed on or paid by such Indemnified Party and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto whether or not such Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Indemnified Party makes written demand therefor (with a copy to the Agent).

           SECTION 7.05. NonBusiness Days.  In any case where any payment or action is due under this Agreement on a day which is not a Business Day, such payment or action may be made on the next succeeding Business Day, but such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

           SECTION 7.06. Confidentiality.  Except as otherwise required by applicable law, each of the parties hereto agrees to maintain the confidentiality of this Agreement, the UK Receivables Sale Agreement, the Receivables Purchase Agreement, the Consent and Agreement, the Parent Undertaking, the Fee Letter (and all drafts thereof) and all non-public information delivered in connection herewith in communications with third parties and otherwise; provided that this Agreement, the UK Receivables Sale Agreement, the Receivables Purchase Agreement, the Parent Undertaking, the Consent and Agreement, the Fee Letter and such information may be disclosed (i) to third parties to the extent such disclosure is made pursuant to a written confidentiality agreement in form and substance substantially identical to this Section 7.06, (ii) to each Seller’s, the Buyer’s, the Agent’s and each Owner’s legal counsel, accountants and auditors if they agree to hold it confidential, (iii) to any nationally recognized rating agency, and (iv) pursuant to court order or subpoena; provided, however, that each of the parties hereto agrees that the disclosure of this Agreement, the UK Receivables Sale Agreement, the Receivables Purchase Agreement, the Consent and Agreement, the Fee Letter or other information required to be made by or pursuant to court order or subpoena will not be made until the other parties hereto have been notified at least five Business Days in advance of any such disclosure, unless such notification is prohibited by applicable law or such court order or subpoena.

           Notwithstanding any other provision herein, each party hereto (and each employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws and provided that (to the extent not inconsistent with the foregoing) such disclosure shall be made without disclosing the names or other identifying information of any party.

           SECTION 7.07. Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

           SECTION 7.08. Consent to Jurisdiction. (a) Each of the Sellers and the Buyer hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the Sellers and the Buyer hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court. Each of the Sellers (other than Crown (Canada) and the Former Canadian Seller) and the Buyer hereby agrees that service of process in any such action or proceeding may be effected by mailing a summons and complaint to it at its address specified in Section 7.02 by registered mail, return receipt requested, or in any other manner permitted by applicable law. By the execution and delivery of this Agreement, each of Crown (Canada) and the Former Canadian Seller acknowledges that it has by separate written instrument, designated and appointed CT Corporation System, 1633 Broadway, New York, N.Y. 10019 (and any successor entity), as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents that may be instituted in any federal or state court in the State of New York. Each of the Sellers and the Buyer agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Transaction Documents in the courts of any other jurisdiction.

           (b)      Each of the Sellers and the Buyer irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents to which it is a party in any New York State or Federal court of the United States of America sitting in New York City. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

           (c)      Each of Crown (Canada) and the Former Canadian Seller, to the extent that it has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from setoff or any legal process (whether service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property or assets, hereby waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and the other Transaction Documents to which it is a party (it being understood that the waivers contained in this subsection (c) shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976, as amended, and are intended to be irrevocable and not subject to withdrawal for the purposes of such Act).

           SECTION 7.09. Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

           SECTION 7.10. Intent of the Parties, etc.  As provided in Section 2.01(b), the parties to this Agreement intend that the transaction contemplated by this Agreement shall be, and shall be treated as, a purchase by the Buyer and a sale by each Seller of Receivable Assets and not as a lending transaction. Recognizing the risk that, notwithstanding the parties’intent, a court deciding the issue might recharacterize the Receivable Asset transfers contemplated hereby as a secured lending transaction, it is the intention of the parties hereto, in the event of such recharacterization, that this Agreement shall constitute a security agreement under applicable law, and that each Seller shall be deemed to have granted to the Buyer a duly perfected first priority security interest in all of such Seller’s right, title and interest in such Receivable Assets, whether now owned or hereafter acquired, and all cash and non-cash proceeds in respect thereof, free and clear of Adverse Claims. In contemplation of such risk (but only for such purpose), (a) each Seller hereby grants to the Buyer a duly perfected first priority security interest in all of such Seller’s right, title and interest in, to and under the Receivable Assets, whether now owned or hereafter acquired, and all cash and non-cash proceeds in respect thereof and (b) if such Seller shall have taken any action, or suffered any event to occur, of the type described in Section 7.01(g) of the Receivables Purchase Agreement, all of the obligations of such Seller under this Agreement shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by such Seller.

           SECTION 7.11. Entire Agreement. This Agreement and the other Transaction Documents to which the parties hereto are party contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, written or oral, relating to the subject matter hereof.

           SECTION 7.12. Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

           SECTION 7.13. Former Canadian Seller Obligations.  The obligations of the Former Canadian Seller under this Agreement shall be limited solely to obligations of the Former Canadian Seller with respect to any Receivable Assets sold prior to the Canadian Restructuring Effective Date which obligations shall remain in full force and effect until such Receivable Assets are no longer outstanding and Crown (Canada) shall have satisfied in full all of its obligations, if any, under the Transaction Documents with respect to such Receivable Assets. In addition, the Former Canadian Seller’s obligations under the Canadian Restructuring Assignment and Assumption Agreement and the Canadian Restructuring Transfer Agreement shall remain in full force and effect regardless of whether any such Receivable Assets remain outstanding.

           SECTION 7.14. Waiver of Jury Trial. Each of the parties hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any of the other Transaction Documents or the actions of the Agent or any Indemnified Party in the negotiation, administration, performance or enforcement hereof or thereof.

           IN WITNESS WHEREOF, the parties have caused this amended and restated Agreement to be executed by their respective officers thereunto duly authorized, as of the date above written.

CROWN CORK & SEAL COMPANY (USA), INC.

By: /s/ Patrick D. Szmyt
Name: Patrick D. Szmyt
Title: Senior Vice President and Chief Financial Officer

One Crown Way
Philadelphia, PA 19154
Attention: Michael B. Burns

Telephone No.: (215) 698-5036
Telecopier No.: (215) 676-6011

Signature Page to
the Amended and Restated Receivables Contribution and Sale Agreement

RISDON-AMS (USA), INC.

By: /s/ Michael B. Burns
Name: Michael B. Burns
Title: Assistant Treasurer

1100 Buckingham Street
Watertown, CT 06795
Attention: Michael B. Burns

Telephone No.: (215) 698-5036
Telecopier No.: (215) 676-6011

Signature Page to
the Amended and Restated Receivables Contribution and Sale Agreement

ZELLER PLASTIK, INC.

By: /s/ Michael B. Burns
Name: Michael B. Burns
Title: Assistant Treasurer

1515 Franklin Boulevard
Libertyville, IL 60048-4459
Attention: Michael B. Burns

Telephone No.: (215) 698-5036
Telecopier No.: (215) 676-6011

Signature Page to
the Amended and Restated Receivables Contribution and Sale Agreement

CROWN METAL PACKAGING CANADA LP, by its general partner CROWN METAL PACKAGING CANADA INC.

By: /s/ Adrian Cobbold
Name: Adrian Cobbold
Title: Director of Finance and Chief Financial Officer

7900 Keele Street
Concord, Ontario L4K 2A3 Canada
Attention: Adrian Cobbold

Telephone No.: (905) 660-8250
Telecopier No.: (905) 669-9236

Signature Page to
the Amended and Restated Receivables Contribution and Sale Agreement

CROWN CANADIAN HOLDINGS ULC

By: /s/ Adrian Cobbold
Name: Adrian Cobbold
Title: Director of Finance and Chief Financial Officer

7900 Keele Street
Concord, Ontario L4K 2A3 Canada
Attention: Adrian Cobbold

Telephone No.: (905) 660-8250
Telecopier No.: (905) 669-9236

Signature Page to
the Amended and Restated Receivables Contribution and Sale Agreement

CROWN CORK & SEAL RECEIVABLES (DE) CORPORATION

By: /s/ Michael B. Burns
Name: Michael B. Burns
Title: Vice President and Treasurer

5301 Limestone Road
Wilmington, DE 19808
Attention: Michael B. Burns

Telephone No.: (215) 698-5036
Telecopier No.: (215) 676-6011

Signature Page to
the Amended and Restated Receivables Contribution and Sale Agreement

Acknowledged as of the
date first above written:

CITIBANK, N.A.,
as Agent

By:  /s/ Miles D. McManus
       Name: Miles D. McManus
       Title: Vice President and Director

Signature Page to
the Amended and Restated Receivables Contribution and Sale Agreement